FOR IMMEDIATE RELEASE
CONTACT:  Jack Kohler, Vice President and CFO
          (612) 544-1260

                       CHOICETEL COMMUNICATIONS, INC. ANNOUNCES
                    FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

MINNEAPOLIS, MN. - ChoiceTel Communications, Inc. (NASDAQ - PHON) today announced results for the fourth quarter and year ended December 31, 1997.

     Net income after tax for the fourth quarter was $141,000, or $0.05 per share, compared to a net loss, after a pro forma provision for income taxes, of $417,000, or $0.23 per share for the quarter ended December 31, 1996. Revenues for the quarter increased 106% to $2,131,000 from $1,030,000 for the fourth quarter ended December 31, 1996. Fourth quarter 1996 results included the effect of establishing a reserve for sales tax contingent liability of $865,000 or $O.49 per share.

     The growth in revenues came from increasing the number of pay telephones in service from an average of 1,200 during the fourth quarter of 1996 to 3,165 during the fourth quarter in 1997. Jeff Paletz, President of ChoiceTel stated "The company acquired pay phone routes which added 1,020 phones in 5 western states and of 585 phones in Minnesota during 1997. In addition, the company's leasing agents added 360 phones during 1997, the most in the company's history.
     The company also stated that on October 7, 1997 it began recognizing dial-around revenue from long distance carriers at the rate of approximately $37.00 per phone per month. Jack Kohler, CFO of ChoiceTel Communications, Inc. stated "The Company's dial-around revenue increased when the FCC set the dial-around rate at approximately $.28 per call beginning October 7, 1997. For the 11 months prior to October 7, the Company recognized $6.00 per phone per month."

     Revenues for the year ended December 31, 1997 increased 101% to $7,149,000 from $3,562,000 for 1996. The net loss for the period was $134,000, or $0.06 per share compared to net loss after a pro forma provision for income taxes of $604,000 or $0.20 in 1996.

     ChoiceTel Communications, based in Plymouth, Minnesota, is a rapidly growing independent pay phone provider and owns and operates approximately 3,200 pay phones in 10 states.

                            CHOICETEL COMMUNICATIONS, INC.
                   UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (IN 000s EXCEPT PER SHARE)


                                             Three Months Ended December 31,
                                             -------------------------------
                                                  1997                1996
                                                -------             -------
Revenue                                          $2,131             $ 1,030
Cost of Service                                   1,035                 401
Gross Margin                                      1,096                 629
Expenses:
  SG&A                                              463                 273
  Depreciation and Amortization                     247                 121
  Interest                                          100                  13
  Sales tax contingency                              70                 865
Earnings(loss) before tax                           217                (642)
Income tax expense (credit)                          76                (225)*
Net Income (loss) after tax                       $ 141              $ (417)

Net income per share
  Basic                                          $ 0.05             $ (0.23)
  Fully diluted                                  $ 0.05             $ (0.23)

Weighted average shares outstanding
  Basic                                       2,648,339           1,767,599
  Fully diluted                               2,684,173           1,780,099

                                                  Year Ended December 30,
                                             --------------------------------
                                                  1997                1996
                                                -------             -------
Revenue                                          $7,149             $ 3,562
Cost of Service                                   3,826               1,987
Gross Margin                                      3,323               1,575
Expenses:
  SG&A                                            1,769                 830
  Depreciation and Amortization                     934                 365
  Interest                                          583                 120
  Sales Tax Contingency                             243                 865
Earnings (loss) before tax                         (206)               (605)
Income tax expense (credit)                         (72)               (212)*
Net income (loss) after tax                        (134)               (393)

Net income per share
  Basic                                         $ (0.06)            $ (0.20)
  Fully diluted                                 $ (0.06)            $ (0.20)

Weighted Average shares outstanding
  Basic                                       2,052,926           1,924,689
  Fully d iluted                              2,088,759           1,937,189

* = Proforma
